                                                                   Exhibit 23(b)



              [Letterhead of Sutherland, Asbill & Brennan, L.L.P.]



                                    CONSENT



     We consent to the reference to our firm and to the use of our opinion, which absent a material change in law will be substantially in the form of Exhibit A attached hereto, in a Prospectus Supplement to a Prospectus, dated November 27, 1996, which will be prepared in connection with the issuance by Philip Morris Companies Inc. of its Medium-Term Notes, Series C.



/s/  SUTHERLAND, ASBILL & BRENNAN, L.L.P.


Washington, D.C.
November 27, 1996

EXHIBIT A


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Sutherland, Asbill & Brennan, L.L.P., special tax counsel to the Company, the following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions as of such date. This summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences of holding Notes that may be relevant to investors in special tax situations, such as life insurance companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, or United States Holders (as defined below) whose "functional currency", as defined in Code Section 985, is not the U.S. dollar. This summary does not purport to cover all the possible tax consequences of the purchase, ownership and disposition of Notes, and it is not intended as tax advice. Persons considering the purchase or sale of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions to their particular situations. Additional United States federal income tax consequences applicable to particular Notes may be set forth in the applicable Pricing Supplement.

United States Holders

     As used herein, a "United States Holder" means a beneficial owner of a Note that is a United States person. A "non-United States Holder" is a beneficial owner that is not a United States person. As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

     Payment of Interest

     Except as set forth below, interest on a Note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder's method of accounting for tax purposes. Special rules governing the treatment of Original Issue Discount Notes are described under "Original Issue Discount Notes" below.

     Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Note (other than amounts, if any, attributable to accrued interest) and such Holder's adjusted tax basis in the Note. Such gain or loss will generally be capital gain or loss, except to the extent of any market discount that is treated as having accrued (see "Market Discount and Premium" below) and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Note has been held for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts is 39.6%, while the maximum tax rate on long-term capital gains is 28%. In addition, the distinction between capital gain or loss and ordinary income or loss is relevant for purposes of limitations on the deductibility of capital losses. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any original issue discount or market discount included in taxable income by such Holder with respect to such Note and reduced by any amortized acquisition premium in the case of Original Issue Discount Notes, amortized bond premium and amounts of other payments that do not constitute qualified stated interest (as defined below).

     A special rule regarding the treatment of gain realized with respect to certain short-term Original Issue Discount Notes is described under "Original Issue Discount Notes" below.

     Original Issue Discount Notes

     The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by United States Holders. The principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by non-United States Holders are described under "Non-United States Holders" below. Additional rules applicable to Original Issue Discount Notes which are denominated in a currency other than the U.S. dollar are described under "Foreign Currency Notes" below.
Furthermore, additional United States federal income tax consequences applicable to particular Original Issue Discount Notes may be set forth in the applicable Pricing Supplement.

     A Note with an "issue price" which is less than its "stated redemption price at maturity" will generally be considered to be issued at an original issue discount for federal income tax purposes. Generally, however, under the "de minimis exception," if the difference between a Note's stated redemption price at maturity and its issue price is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the Note will not be considered to have original issue discount. "Issue price" is defined generally as the initial offering price to the public at which a substantial amount of the particular issue of Notes is sold. "Stated redemption price at maturity" is defined generally as the amount payable on an obligation at maturity, except for certain interest payments. Under Treasury Regulations issued in final form on January 27, 1994 (the "Original Issue Discount Regulations"), stated redemption price at maturity includes all amounts payable on an obligation with the exception of payments of "qualified stated interest." "Qualified stated interest" is generally defined as stated interest unconditionally payable or constructively received at least annually at (i) a single fixed rate, (ii) a "qualified floating rate" (a single floating rate the variations in which can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds), or (iii) an "objective rate" ((A) a single floating rate using a fixed formula based on objective financial or economic information (e.g., generally a rate that is based on one or more qualified floating rates or on the yield of actively traded property), or (B) a fixed rate minus a qualified floating rate, but only if the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (a "qualified inverse floating rate"), and neither (A) nor (B) results in significant front- or back-loading of interest). Stated interest unconditionally payable or constructively received at least annually at (i) multiple fixed rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single fixed rate and a single objective rate that is a qualified inverse floating rate, or (iv) multiple qualified floating rates may also constitute qualified stated interest although, depending upon the particular interest rate formula used and as discussed further below, such stated interest may be treated in whole or in part as original issue discount. In addition, qualified stated interest does not include any payments on a debt instrument with a term of one year or less. (See below for a discussion of the application of the de minimis exception for obligations with a term of one year or less.)

     If the period between the issue date of a Note and the first Interest Payment Date is longer than the periods between subsequent Interest Payment Dates, the Note will be a "long-period Note." Under the Original Issue Discount Regulations, a long-period Note will not be considered issued with original issue discount if all stated interest on the Note is qualified stated interest. If all stated interest is not qualified stated interest because the interest rate for the long period is effectively below the rate applicable for the remainder of the Note's term, the Note will not have original issue discount if
(i) in the case of a Note that otherwise provides for interest payable at a single fixed rate, the value of the fixed rate is adjusted in "any reasonable manner" (as discussed in the Original Issue Discount Regulations) to take into account the length of the long period, or (ii) in the case of all Notes, the de minimis exception discussed above, with certain modifications, applies. One of these exceptions will generally apply to long-period Notes, but if neither exception applies, then such Notes will generally be treated as bearing interest at multiple fixed rates.

     If interest is payable on a Note at multiple fixed rates (whether or not it is a long-period Note), then such Note will provide for qualified stated interest only to the extent of the lowest fixed rate at which qualified stated interest would be payable. Any interest payable in excess of this rate will generally be considered original issue discount.

     United States Holders of Original Issue Discount Notes which mature more than one year from the issue date will generally be required to include original issue discount in gross income for federal income tax purposes as it accrues, in accordance with a constant interest method based on a compounding of interest, in advance of receipt of the cash payments attributable to such income. Such original issue discount will result in the acceleration of recognition of
ordinary income to cash method United States Holders.   Under the constant
interest method, United States Holders of

Original Issue Discount Notes will be required to include in income increasingly greater amounts of original issue discount.

     Floating Rate Notes that provide for total noncontingent principal payments at least equal to the debt instrument's issue price (subject to a special de minimis rule) and do not provide for stated interest other than stated interest (compounded or paid at least annually) at the current value of (A) one or more qualified floating rates, (B) a single fixed rate and one or more qualified floating rates, (C) a single objective rate, or (D) a single fixed rate and a single objective rate that is a qualified inverse floating rate, will generally be considered "variable rate debt instruments." Such variable rate debt instruments will not be considered to have original issue discount merely because stated interest is payable at a floating rate. However, a variable rate debt instrument may bear original issue discount if interest (i) is not unconditionally payable or constructively received at least annually and/or (ii) is payable at other than a single qualified floating rate or objective rate.
The amount, if any, and accrual of original issue discount and qualified stated interest with respect to such a debt instrument are generally determined by converting it into an equivalent fixed rate debt instrument (e.g., by substituting for each qualified floating rate the value of such rate as of the issue date) and then applying the general original issue discount rules for fixed rate debt instruments as discussed above. The qualified stated interest allocable to an accrual period is adjusted to the extent interest actually paid during the period differs from the interest assumed to be paid on the equivalent fixed rate debt instrument.

     A Floating Rate Note that is not a variable rate debt instrument will generally be treated as having original issue discount, and interest on such debt instrument will be treated as contingent interest. In addition, a Floating Rate Note subject to an interest rate ceiling and/or floor will not be considered to bear interest at a qualified floating rate or at an objective rate and will be treated as bearing contingent interest unless the interest rate ceiling and/or floor is fixed throughout the term of the Floating Rate Note or is not reasonably expected as of the issue date to cause the yield on such Note to be significantly more or less, as the case may be, than the expected yield determined without such ceiling and/or floor. Treasury Regulations effective for debt instruments issued on or after August 13, 1996, generally require that the issuer determine the "comparable yield" for a debt instrument bearing contingent interest. The "comparable yield" is generally the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument, all as of the issue date. The issuer then determines a projected payment schedule that produces the comparable yield. The projected payment schedule will consist of all the noncontingent payments on the debt instrument and a projected amount for each contingent payment, which amount will generally be the forward price for the property right (e.g., a forward contract or an option) that is substantially similar to the contingent payment. Interest will be includible in income based on the schedule, with subsequent adjustments if the actual amount of a contingent payment differs from the amount projected in the schedule. A United States Holder must follow this projected payment schedule unless such Holder determines its own schedule and describes on its federal income tax return that fact and the reason why it set its own schedule (e.g., why the schedule it was provided was unreasonable). The Pricing Supplement relating to an issue of Notes with contingent interest will contain the projected payment schedule for such issue of Notes as well as additional information on the timing of the inclusion of interest income and subsequent adjustments thereto.

     Under the Original Issue Discount Regulations, if the debt security has a term of one year or less (a "short-term Discount Note") all payments (including all stated interest) with respect to a short-term Discount Note will be included in the stated redemption price at maturity and, thus, a United States Holder
will generally be taxable on the discount in lieu of stated interest.    As a
result, a short-term Discount Note will in almost all circumstances fall outside the general de minimis exception discussed above. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term Discount Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, an individual or certain other cash method United States Holders of a short-term Discount Note are not required to accrue such discount for United States federal income tax purposes and will generally be required to include stated interest (if any) in income when received, unless an election is made to accrue discount as computed above. United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to accrue discount on such short-term Discount Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant interest method based on daily compounding. The amount of discount which accrues in respect of a short-term Discount Note while held by a United States Holder will be added to such Holder's tax basis in such short-term Discount Note to the extent included in income. In the case of a United States Holder who is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Note will be ordinary income to the extent of the discount accrued (less the amount of stated interest received (if any) previously included in income) on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders which are not subject to the current inclusion requirement de scribed in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such short-term Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     Under the Original Issue Discount Regulations, a United States Holder may elect to accrue all "interest" on a Note as original issue discount (i.e., using the constant yield method discussed above). If a United States Holder elects this method, the Note's issue price will be deemed to be such Holder's basis in the Note at the time of its acquisition, and all of the payments on the Note will be treated as included in its stated redemption price at maturity. This election is available whether or not such a Note has original issue discount, and it applies to any stated interest, original issue discount (including discount that is de minimis or attributable to a short-term Discount Note) and market discount (as discussed below) on a Note, all as adjusted by any acquisition or other premium (as discussed below). This election may be made on an obligation-by-obligation basis but, once made on an obligation with bond premium, it will operate as an election to amortize premium with respect to all of such United States Holder's debt instruments with premium, not just those on which it is electing to apply the constant yield method. A similar consistency rule applies to debt instruments with market discount and the election to include such discount in income currently.

     Market Discount and Premium

     It is a United States Holder purchases a Note other than a short-term Discount Note (including a purchase in connection with its original issuance) for an amount that is less than its "revised issue price" (defined as the sum of the issue price of the Note (as defined above) and the aggregate amount of the original issue discount includible, if any, without regard to the rules for acquisition premium discussed below, in the gross income of all previous holders of the Note), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     A United States Holder that purchases a Note with original issue discount for an amount that is greater than the Note's "adjusted issue price" (defined generally as the issue price of the Note increased by the aggregate amount of original issue discount includible, if any, in the gross income of all previous holders of the Note and decreased by the aggregate amount of payments made on the Note, if any, other than payments of qualified stated interest) but less than the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such Note at an "acquisition premium." The amount of original issue discount such Holder must include in its gross income with respect to such Debt Security for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     If a United States Holder acquires a Note for an amount that is greater than both its revised issue price and the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest), such Holder will be considered to have purchased such Note at a premium, such Note will have no original issue discount, and such Holder may elect to amortize such premium using a constant yield method, generally over the remaining term of the Note. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such Note.

     Foreign Currency Notes

     The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note denominated in a currency or currency unit other than the U.S. dollar (a "Foreign Currency Note"). The principal United States federal income tax consequences to a non-United States Holder of the ownership of Foreign Currency Notes are summarized under "Non-United States Holders" below. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

     In general, if a payment of interest with respect to a Note is made in a foreign currency, the amount includible in the income of the United States Holder will be the U.S. dollar value of the foreign currency payment, regardless of whether the payment is in fact converted to U.S. dollars at that time. If such Holder uses the cash method of accounting for tax purposes, the U.S. dollar value of such payment (including any qualified stated interest payment on an Original Issue Discount Note) is determined using the spot rate at the time such payment is received. If such Holder uses the accrual method of accounting for tax purposes or receives a payment other than a qualified stated interest payment on an Original Issue Discount Note, the U.S. dollar value of such payment is determined using the average exchange rate during the relevant accrual period (or partial accrual period with respect to interest paid in a subsequent taxable year) or, if elected, the spot rate (i) on the last day of the relevant accrual period (or partial accrual period) or (ii) on the payment date, if such date is within five business days of the last day of the accrual period. Any differences in the exchange rate between the rate at which the interest on a Note is included in income and the spot rate on the payment (or disposition) date for interest or original issue discount will result in exchange gain or loss with respect to the related amount of interest or original issue discount. Such U.S. dollar value, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be such Holder's tax basis in the foreign currency received as interest on a Foreign Currency Note.

     A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note determined on the date of purchase (or on the settlement date in the case of Notes traded on an established securities market purchased by a cash method United States Holder or an electing accrual method United States Holder) A United States Holder who purchases a Note with foreign currency will recognize gain or loss attributable to the difference, if any, between its tax basis in the foreign currency and its tax basis in its Note.

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase a Foreign Currency Note) will be ordinary income or loss.

     A United States Holder will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a Note. Such gain or loss will be treated as ordinary income or loss. Such gain or loss may be required to be netted against any non-exchange loss or gain, respectively, discussed above in "Sale, Exchange or Retirement of the Notes".
If and when Treasury Regulations proposed on March 17, 1992, are finalized in their current form, certain United States Holders will be able to elect to apply mark-to-market treatment to all foreign currency denominated financial transactions they enter into, including the Notes, for purposes of determining the amount and timing of foreign currency gain or loss to be recognized on such Notes.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined at the time of the sale, exchange or retirement.

     The amount of market discount on a Foreign Currency Note includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. Exchange gain or loss is required to be recognized with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as discussed above.

     Amortizable premium on a Foreign Currency Note will, if a United States Holder so elects, reduce the amount of foreign currency interest income on such Note. Such electing United States Holder is required to recognize exchange gain or loss attributable to movements in exchange rates between the time premium is paid to acquire a Foreign Currency Note and the time it offsets interest income by treating the amount of premium amortized as a return of principal.

     Backup Withholding and Information Reporting

     Under current United States federal income tax law a 31% "backup" withholding tax and certain information reporting requirements may apply to certain payments to certain United States Holders of principal, premium (if any) and interest (including original issue discount, if any) on, and the
proceeds of the sale or exchange before maturity of, a Note.   Backup
withholding will apply if the United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding and information reporting will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions, but such entities may be required to establish their status as such. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Non-United States Holders

     Under present United States federal income and estate tax laws, and subject to the discussion below concerning backup withholding:

     (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent (acting in its capacity as such) of principal, premium (if any) or interest (which for purposes of this discussion includes original issue discount) on a Note to a non-United States Holder, provided that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Holder is not a controlled foreign corporation that is related to the Company through stock ownership, and (iii) the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code;

     (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a non-United States Holder upon the sale, exchange or retirement of a Note; and

     (c) a Note held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note are not effectively connected with a United States trade or business of such individual.

     To qualify for the exemption from withholding tax, the last United States person (the "Withholding Agent") in the chain of payment prior to payment to a non-United States Holder must have received in the year in which a payment of principal, premium (if any) or interest occurs, or in either of the two preceding years, a statement that (i) is signed by the beneficial owner under penalties of perjury, (ii) certifies that such beneficial owner is not a United States Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on a Form W-8 or substantially similar substitute form and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent instead of the beneficial owner. However, in such case, the signed statement must be accompanied by a copy of a Form W-8 or a substitute form provided by the beneficial owner to the organization or institution holding the Note on behalf of the beneficial owner.

     Backup Withholding and Information Reporting

     A 31% "backup" withholding tax and certain information reporting requirements may apply to certain payments to certain non-United States Holders of principal, premium (if any) and interest (including original issue discount, if any) on, and proceeds of the sale or exchange before maturity of, a Note. Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any paying agent (acting in its capacity as such) to a non-United States Holder of a Note with respect to which such Holder has provided required certification of its non-United States person status under penalties of perjury (provided that neither the Company nor such paying agent has actual knowledge that the holder is a United States Holder) or has otherwise established an exemption (e.g., as a corporation). If such principal, premium (if any) or interest is collected outside the United States by the non-United States office of the foreign custodian, foreign nominee or other foreign agent of the beneficial owner of a Note and is paid by such office outside the United States to such owner, or if the non-United States office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale or exchange of a Note outside the United States to the seller thereof, backup withholding and information reporting will not apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation for United States tax purposes). Principal, premium (if any) and interest so paid by the non-United States office of other custodians, nominees or agents, or the payment by the foreign office of other brokers of the proceeds of the sale or exchange of a Note, will not be subject to backup withholding, but will be subject to information reporting, unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States Holder and certain conditions are met or the beneficial owner or seller otherwise establishes an exemption. Principal, premium (if any) and interest so paid by the United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of a sale or exchange of a Note, is subject to both backup withholding and information reporting, unless the beneficial owner or seller certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     On April 15, 1996, the Internal Revenue Service issued proposed regulations on withholding of United States federal income tax, backup withholding tax and certain information reporting requirements. If finalized in their current form, these regulations would apply to payments on Debt


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

Securities made after December 31, 1997, including payments on Notes issued on or before that date. In general, the proposed regulations would not significantly alter the present rules discussed above, except in certain special situations. Accordingly, owners of Notes should consult their tax advisors as to the potential impact of the proposed regulations on their particular situations.












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